ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 17, 2010. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:


			      Shares	Shares Withholding
			     Voted For	 Authority to Vote
Roger A. Gibson........		424	  	0
Leonard W. Kedrowski...		424		0

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

			    Shares    Shares Withholding
			   Voted For  Authority to Vote
Victoria J. Herget......   4,179,334	   164,019
John P. Kayser..........   4,173,244	   170,109
Richard K. Riederer.....   4,160,468	   182,885
Joseph D. Strauss.......   4,157,860	   185,493
Virginia L. Stringer(a).   4,176,380	   166,973
James M. Wade...........   4,160,455	   182,898

(a) As of January 1, 2011, Virginia L. Stringer is no longer a director of the fund.

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2011. The following votes were cast regarding this matter:

Shares		Shares		 		Broker
Voted For	Voted Against	Abstentions	Non-Votes
4,033,893	53,254		102,268		0